Exhibit A

                              STOCK PURCHASE AGREEMENT

                                   by and between

                                    SERAGEN, INC.

                                         and

                                ELI LILLY AND COMPANY


                                     April 1997

                                Page 11 of 34 pages

                                    SERAGEN, INC.

                              STOCK PURCHASE AGREEMENT

              THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made this 7th day of April, 1997 by and between Seragen, Inc., a Delaware corporation (the "Company"), and Eli Lilly and Company, an Indiana corporation ("Lilly").

              WHEREAS, the Company and Lilly are entering into an Amendment to Sales and Distribution Agreement and
          Development Agreement (the "Amendment") of even date herewith;

              WHEREAS, the Company desires to issue and sell to Lilly and Lilly desires to acquire 1,000,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share
          ("Common Stock"); and

              WHEREAS, the Company and Lilly desire to set forth certain matters to which they have agreed relating to the Shares;

              NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement the parties agree as follows:

                      ARTICLE I - ISSUANCE AND TERMS OF SHARES

              SECTION 1.1 Authorization of Shares. Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the Shares pursuant to this Agreement.

              SECTION 1.2 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company and Lilly contained herein, Lilly agrees to purchase the Shares from the Company and the Company agrees to sell the Shares to Lilly on the Closing Date in consideration for Lilly's agreement to enter into the Amendment with the Company.

              SECTION 1.3 Resale Limitations. Lilly hereby agrees not to sell, pledge, assign or otherwise transfer the Shares for a period of one year following the date of issuance of the Shares, except with the prior consent of the Company, which consent shall not be unreasonably withheld; provided that Lilly shall have the right to transfer the Shares to its Affiliates (as defined in the Sales and Distribution Agreement dated as of August 3, 1994 between Lilly and the Company) during such one-year period without the prior consent of the Company and provided that those Affiliates agree in writing to be bound by the restrictions on the sale, pledge, assignment and transfer of the Shares set forth in this Section 1.3.

                                ARTICLE II - CLOSING

              SECTION 2.1 Closing. Subject to the satisfaction of Articles V and VI hereof, the closing hereunder (the "Closing") shall take place at a place and time (the "Closing Date") mutually agreed by the Company and Lilly.
          At the Closing, the Company shall deliver to Lilly one or more stock certificates registered in the name of "Eli Lilly and Company," or in such name or names as may be designated by Lilly at least five business days in advance of the Closing Date, for the number of shares described in Section
          1.2 hereof, simultaneously with the execution and delivery by the parties of the Amendment.

              SECTION 2.2 Legend. The certificates representing the Shares shall be subject to a legend restricting transfer under the Securities Act of 1933, as amended (the
          "Securities Act"), such legend to be substantially as follows:

                                Page 12 of 34 pages

               "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933 ("ACT"), OR
               (B) THE COMPANY SHALL HAVE REASONABLY REQUESTED AND RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS THEN AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS."

                ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE
                                    COMPANY

              The Company hereby represents and warrants to Lilly that, as of the date of this Agreement, except as otherwise described on Exhibit A hereto, the following are true and correct in all material respects:

              SECTION 3.1 Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of properties requires such qualification. The Company has the corporate power and authority (i) to own and lease its property, (ii) to enter into, deliver, and perform its obligations and undertakings under this Agreement, (iii) to issue the Shares, and (iv) to conduct its business in each of the jurisdictions in which such business is now conducted. The Company has furnished to Lilly true and correct copies of its Certificate of Incorporation and By-laws, as currently in effect.

              SECTION 3.2  Subsidiaries.  Except as disclosed on
          Schedule 3.2 hereto the Company has no subsidiaries and does not control, directly or indirectly, any other corporation, association or business organization.

              SECTION 3.3 Capitalization. The Company's entire authorized capital stock consists of: 70,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). All of the Company's outstanding shares of Common Stock and Preferred Stock, options and warrants are listed on Schedule 3.3 hereto. As of January 31, 1997, the Company had an aggregate of 1,832,281 shares of Common Stock available for issuance under the Company's 1992 Long Term Incentive Plan and 1992 Non-Employee Director Non-Qualified Stock Option Plan (the "Stock Plans"). The Common Stock and the Preferred Stock have the preferences, voting powers, qualifications, and special or relative rights or privileges set forth in
          Article IV of the Company's Certificate of Incorporation. All outstanding shares of Common Stock have been validly issued, are fully paid and non-assessable and have been issued in accordance with applicable federal and state securities laws. In accordance with the Company's Certificate of Incorporation, as amended, the Shares, when issued, will be validly authorized, issued and outstanding, fully paid and non-assessable. Other than as indicated on
          Schedule 3.3 hereto or in the SEC Reports (as hereinafter defined), the Company does not have outstanding any option, warrant, agreement or other commitment to issue or to acquire any shares of its capital stock, or any securities or obligations convertible into or exchangeable for its capital stock, and the Company has not given any person any right to acquire from the Company or sell to the Company any shares of its capital stock. Except as indicated in the SEC Reports, there is, and immediately upon consummation at the Closing of the transactions contemplated hereby, there will be, no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, etc.) with respect to the sale or voting of any shares of capital stock of the Company (whether outstanding or issuable upon conversion or exercise of outstanding

                               Page 13 of 34 pages

          securities) to which the Company is a party except as contemplated by any provisions of the Company's Certificate of Incorporation or By-laws. Notwithstanding the foregoing, there is no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, etc.) in effect with respect to the Shares or which will not have been waived prior to Closing.

              SECTION 3.4  Validity of this Agreement.  The
          execution, delivery and performance by the Company of this Agreement, and the issue and sale of the Shares have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles. The execution, delivery and performance of the Agreement and the issuance and sale of the Shares will not conflict with, or result in any breach of any of the terms of, or constitute a default under, the Certificate of Incorporation or By-laws of the Company, or result in a material breach of any of the terms of, or constitute a material default under any agreement, instrument, covenant or other restriction to which the Company is a party or by which it or any of its properties or assets is bound.

              SECTION 3.5 Accuracy of Reports and Information. The Company's Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as described on Schedule 3.5, all reports (the "SEC Reports") required to be filed by the Company have been duly filed, were in compliance with the requirements of their respective forms and were complete and correct in all material respects as of the dates at which the information was furnished. Copies of all SEC Reports filed by the Company during the period from March 1, 1993 to the date of this Agreement have been furnished to Lilly.
          The Company will continue to file all reports required to be filed under the Exchange Act. Except as described on
          Schedule 3.5, the SEC Reports, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

              SECTION 3.6 Financial Statements. The audited financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, including the notes relating thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved. Said financial statements and related notes fairly present the financial position and the results of operations and cash flow of the Company as of the respective dates thereof and for the periods indicated, and disclose all material liabilities of the Company as of the respective dates thereof. Since December 31, 1996 there has not been any change in the assets, properties, liabilities, financial condition, operating results or business of the Company, except for depletion of cash resources and changes in the ordinary course of business which have not been, in the aggregate, materially adverse.

              SECTION 3.7 Governmental Consent, etc. Except for filings, consents, permits, approvals and authorizations which will be obtained by the Company prior to Closing, no consent, approval or authorization of any governmental authority is required under existing law or regulation in connection with the execution and delivery of the Agreement or the offer, issue, sale or delivery of the Shares pursuant to the Agreement or the consummation of any other transactions contemplated thereby.

                              Page 14 of 34 pages

              SECTION 3.8 Compliance with Other Agreements and Instruments. Except as reflected in the SEC Reports, the Company is not in violation of any provisions of its Certificate of Incorporation or By-laws, or, to the best of the Company's knowledge, of any provision of any Federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to the Company, which violation materially and adversely affects the business or financial condition of the Company. The Company is not in material violation or default of any agreement, instrument or contract to which it is a party or by which it or its property is bound, which violation materially and adversely affects the business or financial condition of the Company.

              SECTION 3.9 Valid Issuance of Shares. When issued and delivered against payment therefor in accordance with the terms of this Agreement, the Shares shall be duly authorized and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable and not subject to any preemptive rights, liens, claims or encumbrances, or other restriction on transfer, except as set forth in this Agreement.

              SECTION 3.10 Private Offering. Neither the Company nor, to the Company's best knowledge, anyone acting on its behalf has offered any securities of the Company for issuance or sale to, or solicited any offer to acquire any of the same from, any person or entity so as to make the issuance and sale of the Shares subject to the registration requirements of Section 5 of the Securities Act of 1933, as amended ("Securities Act").

              SECTION 3.11 Registration Rights. Except as set forth in Exhibit A and as provided in this Agreement, the Company is under no contractual obligation to register (now or in the future, whether contingent or not) under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.

              SECTION 3.12 Full Disclosure. The Company believes it has provided Lilly with all information that Lilly has requested for deciding whether to purchase the Shares. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF LILLY

              Lilly hereby acknowledges, represents, warrants and agrees as follows:

              SECTION 4.1 Authority of Lilly; Validity of this Agreement. Lilly has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance by Lilly of this Agreement, and the purchase of the Shares have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation of Lilly, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles. The execution, delivery and performance of this Agreement and the purchase of the Shares will not conflict with, or result in a material breach of any of the terms of, or constitute a material default under, any charter, by-law, agreement, instrument, covenant or other restriction to which Lilly is a party or by which it or any of its properties or assets is bound.

                                Page 15 of 34 pages

              SECTION 4.2 Investment Representations. Lilly hereby acknowledges, represents, warrants and agrees as follows:

              Lilly has reviewed the SEC Reports and the financial statements contained therein. Lilly acknowledges that the Company has made available to Lilly all documents and information that it has requested relating to the Company and has provided answers to all of its questions concerning the Company and the Shares. In evaluating the suitability of the acquisition of the Shares hereunder, Lilly has not relied upon any representations or other information (whether oral or written) other than as set forth in the SEC Reports or as contained herein.

              Lilly is an "accredited investor" as defined in Rule 501(a)(3) of the Securities Act.

              Lilly understands that the offering of the Shares has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and that such Shares must be held indefinitely unless an exemption from registration is available. Lilly understands that the offering and sale of the Shares is intended to be exempt from registration under the Securities Act, by virtue of
          Section 4(2) and/or Section 4(6) of the Securities Act and the provisions of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements of Lilly contained in this Agreement and the Company may rely on such representations, warranties and agreements in connection therewith. Lilly will not transfer the Shares in violation of the provisions of any applicable Federal or state securities statute.

              Lilly is acquiring the Shares for investment, and not with a view to the resale or distribution thereof; it has no present intention of selling, negotiating, or otherwise disposing of the Shares. Lilly's financial condition and investments are such that it is in a financial position to hold the Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such Shares. In addition, by virtue of its expertise, the advice available to it, and its previous investment experience, Lilly has extensive knowledge and experience in financial and business matters, investments, securities, and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement.

                   ARTICLE V - CONDITIONS TO LILLY'S OBLIGATIONS

              The obligation of Lilly to purchase and pay for the Shares is subject to the following:

              SECTION 5.1 Representations and Warranties. The representations and warranties of the Company made herein shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

              SECTION 5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

              SECTION 5.3 Opinion of Company's Counsel. Lilly shall have received an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel for the Company, substantially in the form of Exhibit B hereto.

              SECTION 5.4 Corporate Proceedings; Consents, Etc. All corporate and other proceedings to be taken and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement shall have been

                               Page 16 of 34 pages

          taken or obtained and all documents incident thereto shall be reasonably satisfactory in form and substance to Lilly and its counsel, each of whom shall have received all such originals or certified or other copies of such documents as each may reasonably request.

              SECTION 5.5 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

              SECTION 5.6  No Law Prohibiting or Restricting such
          Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Shares (except as otherwise provided in this Agreement).

              SECTION 5.7 Officer's Certificate. The Company shall have delivered to Lilly a certificate, dated the Closing Date and signed by the Chief Executive Officer or the President of the Company, to the effect that each of the conditions to be satisfied by the Company pursuant to this
          Article V on or before the Closing Date has been duly satisfied.

                ARTICLE VI - CONDITIONS TO THE COMPANY'S OBLIGATIONS

              The obligation of the Company to issue the Shares to Lilly is subject to the following:

              SECTION 6.1  Representations and Warranties.  The
          representations and warranties of Lilly made herein shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

              SECTION 6.2 Execution of Amendment. Lilly shall have executed and delivered to the Company the Amendment.

              SECTION 6.3 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

              SECTION 6.4  No Law Prohibiting or Restricting such
          Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Shares (except as otherwise provided in this Agreement).

              ARTICLE VII - POST CLOSING COVENANTS OF THE COMPANY

              SECTION 7.1 Rule 144 Reporting and SEC Form S-3. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Shares to the public without registration or a registration on SEC Form S-3, the Company agrees to use its best efforts to:

              (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

              (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

              (c) So long as Lilly owns any Shares, to furnish to Lilly forthwith upon request (i) a written statement by the Company as to whether it complies with the reporting requirements of said Rule 144, the Securities Act and the Exchange Act, or

                               Page 17 of 34 pages

                    whether it qualifies as a registrant whose securities may be resold pursuant to SEC Form S-3,
                    (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing Lilly of any rule or regulation of the Commission which would permit the selling of the Shares without registration.

              SECTION 7.2 Private Offering. Neither the Company nor anyone acting on its behalf will offer any securities of the Company for issuance or sale to, or solicit any offer to acquire any of the same from, any person or entity so as to make the issuance and sale of the Shares subject to the registration requirements of Section 5 of the Securities Act.

              SECTION 7.3  Registration Rights.

              (a) Definitions. As used in this Section 7.3, the following terms shall have the following respective meanings:

                         "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                         "Transfer" shall mean any disposition of the Shares which would constitute a sale thereof within the meaning of the Securities Act.

                         "Restricted Securities" shall mean (i) the Shares; and (ii) any common stock or other security issued as a dividend or other distribution with respect to the foregoing.

              (b) Amendments of Registration Rights. Without the written consent of the holders of 51% of the total number of shares which would, at the time of such calculation, constitute Restricted Securities, the Company shall not amend this Section 7.3, or enter into any agreement with any holder or prospective holder of any securities of the Company which would grant to such holder or prospective holder rights superior to or in conflict with any rights conferred upon Lilly under this Section.

              (c) "Piggyback" Registrations. Commencing two years from the Closing Date, if and whenever the Company proposes to register any of its equity securities under the Securities Act for an offering to the general public for cash, whether on its own behalf or on behalf of controlling shareholders of the Company participating in a secondary distribution, it will give written notice to all holders of Restricted Securities of its intention to do so and, upon the written request of the holders of any Restricted Securities given within thirty (30) days after the Company's giving of such notice (which request shall state the intended method of disposition of the securities by the prospective sellers), the Company will use its best efforts to cause the Restricted Securities as to which registration shall have been so requested to be included in the shares of securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition (in accordance with the written request of the holders) by the prospective seller or sellers of such Restricted Securities. In the event that any registration pursuant to this Subsection shall be,

                                    Page 18 of 34 pages

                    in whole or in part, a firm commitment
                    underwritten offering of securities of the Company, any request by such holders pursuant to this Subsection to register Restricted Securities must specify that such shares are to be included in the underwriting on the same terms and conditions as the shares of securities, if any, otherwise being sold through underwriters under such registration. In the event that no shares of securities are being sold through underwriters under such registration, then any request by such holders pursuant to this Subsection to register such Restricted Securities must specify that such shares are to be included in the registration on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances. Notwithstanding any other provision of this Section, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten or that it is otherwise advisable, the underwriter may exclude the Restricted Securities from such registration, provided, however, except as otherwise required by registration rights granted by the Company prior to the date hereof, if any shares of Common Stock are to be included in such registration for the account of any person other than the Company, then the number of Restricted Securities to be included in such registration shall be determined pro rata based upon the ratio of Restricted Securities requested to be included in such registration to the total number of shares of Common Stock (including Restricted Securities) requested to be included therein.

              (d) Registration Procedures. If and whenever the Company is required by the provisions of this Section to include any of the Restricted Securities in a registration under the Securities Act, Lilly will furnish in writing such information as is reasonably requested by the Company for inclusion in the registration statement relating to such offering and such other information and documentation as the Company shall reasonably request, and the Company will, as expeditiously as possible:

                   i.    Prepare and file with the Commission a
                         registration statement with respect to such securities and use its best efforts to cause such registration to become and remain effective for such period as may be necessary to permit the successful marketing of such securities but not exceeding 120 days.

                   ii. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act and to keep such registration statement effective for that period of time specified in paragraph 7.3(d)(i).

                   iii. Furnish to each selling shareholder such number of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the public sale or other disposition of the Restricted Securities owned by such seller.

                   iv.   If the Company is required by the
                         underwriters, if any, of the securities
                         registered under this Section to deliver an

                                 Page 19 of 34 pages

                         opinion of counsel to such underwriters in connection with such registration, and if requested by any holders of Restricted Securities participating in such registration, use its best efforts to furnish such opinion to such holders on the day of delivery to the underwriters, addressed to such underwriters and to such holders. Such opinion shall be in such form as is customary for similar opinions delivered by such counsel.

                   v.    If the Company is required by the
                         underwriters, if any, of the securities
                         registered in a registration under this
                         Section to deliver a letter from the
                         independent certified public accountants of the Company to such underwriters in connection with such registration, and if requested by any holders of Restricted Securities participating in such registration, use its best efforts to furnish such letter to such holders on the day of delivery to the underwriters, addressed to such underwriters and to such holders, providing substantially that such accountants are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement and the prospectus, and any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act. Such letter shall additionally cover such other financial matters (including information as to the period ending not more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the holders of Restricted Securities requesting such letter may reasonably request, and shall be in such form as is customary for similar letters delivered by such certified independent public accountants.

                   vi. Use its best efforts to register or qualify the Restricted Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each such selling shareholder shall reasonably request and do any and all other acts and things which may be necessary or desirable to enable such seller to consummate the public sale or other disposition in such jurisdictions of the Restricted Securities owned by such seller and covered by such registration statement.

              (e) Registration and Selling Expenses. As used herein, "Registration Expenses" shall mean all expenses incurred by the Company in complying with Subsection 7.3(c), including, without limitation, all registration and filing fees; printing expenses; fees and disbursements of counsel for the Company; blue sky fees and expenses; and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company); and "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sales. The Company will pay all Registration Expenses in connection with the registration pursuant to Subsection 7.3(c). All Selling Expenses in connection with each registration pursuant to Subsection 7.3(c) shall

                                   Page 20 of 34 pages

                    be borne by the Company and the selling
                    shareholders pro rata in proportion to the securities covered thereby being sold by them.

              (f) Standoff Agreement. Purchaser agrees in connection with any registration of the Company's securities that, upon the request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Restricted Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such reasonable period of time from the effective date of such registration as the underwriters may specify, provided that all officers and directors of the Company and all holders of greater than ten (10%) percent of the Common Stock enter into similar agreements. Such agreement shall be in writing and in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares subject to the foregoing restrictions until the end of such period.

              (g) Indemnification. In the event of a registration of any of the Restricted Securities under the Securities Act pursuant to this Section, the Company will indemnify and hold harmless the seller of such Restricted Securities and each underwriter of such Restricted Securities and each other person, if any, who controls such seller or underwriter within the meaning of Section 15 of the Securities Act, against any and all losses, claims, damages or liabilities, joint or several, to which such seller or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained on the effective date thereof in any registration statement under which such Restricted Securities are registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such seller and each such underwriter and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with their investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such seller or underwriter specifically for use in the preparation thereof; and provided, further, that if any losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, the Company shall not have any liability with respect thereto to (i) the seller or any person who controls such seller

                                    Page 21 of 34 pages

                    within the meaning of Section 15 of the Securities Act, if the seller delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person or
                    (ii) any underwriter or any person who controls such underwriter within the meaning of Section 15 of the Securities Act, if such underwriter delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented to such person at or prior to the written confirmation of the sale to such person.

                    In the event of any registration of any of the Restricted Securities under the Securities Act pursuant to this Section, each seller of such Restricted Securities, severally and not jointly, will indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of
                    Section 15 of the Securities Act, against any and all such losses, claims, damages or liabilities referred to in the first paragraph of this Subsection, if the statement, alleged statement, omission or alleged omission in respect of which such loss, claim, damage or liability is asserted was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such registration statement, preliminary prospectus, prospectus, amendment or supplement; provided, however, that if any losses, claims, damages or liabilities arise out of or are based upon any untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, such seller shall not have any such liability with respect thereto to the Company, any person who controls the Company within the meaning of Section 15 of the Securities Act, any officer of the Company who signed the registration statement or any director of the Company, if the Company delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person.

              (h) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to Subsection 7.3(g), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person

                                   Page 22 of 34 pages

                    shall have been notified thereof, such
                    indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable judgment of the indemnified person for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, further, however that if the Company is the indemnifying party, it shall not be required to pay the fees and expenses of more than one counsel for all of the sellers.

              (i)   Termination Of Conditions And Obligations.
                    Except for the Company's indemnification obligation contained in Subsection 7.3(g), the obligations and conditions precedent imposed by this Section shall cease and terminate as to any of such Restricted Securities on the sooner of (i) the date such securities shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in the registration statement covering such securities,
                    (ii) such time as Lilly has sold or transferred the Shares pursuant to Rules 144 or 144A of the Act, or (iii) five years from the date hereof.

              (j) Transfer Of Registration Rights. The rights conferred upon Lilly under this Section may be assigned by Lilly to any one or more transferees of Restricted Securities, provided that such transferee purchases fifty (50%) percent or more of the Shares.

               SECTION 7.4 Company Action. The Company shall not amend its Certificate of Incorporation, as amended, or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the provisions of this Article, but will at all times in good faith assist in carrying out all of its actions as may be reasonably necessary or appropriate in order to protect the rights of the Purchaser.

                            ARTICLE VIII - MISCELLANEOUS

               SECTION 8.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

          If to Lilly:                  Eli Lilly and Company
                                        Lilly Corporate Center
                                        Indianapolis, IN 46285
                                        Attn:  General Counsel
                                        Fax:   317/276-3861

          If to the Company:            Seragen, Inc.
                                        97 South Street
                                        Hopkinton, MA  01748
                                        Attn: President
                                        Fax:  508/435-9805

                             Page 23 of 34 pages

               All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, one day after the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the 5th business day following the day such mailing is made.

               SECTION 8.2 Entire Agreement. This Agreement, including exhibits, or other documents referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

               SECTION 8.3 Amendments. The terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure therefrom granted, by written consent of the Company and Lilly. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

               SECTION 8.4 Assignment. The rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

               SECTION 8.5 Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

               SECTION 8.6 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

               SECTION 8.7 Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall be interpreted as if such provision were so excluded and shall nevertheless remain in full force and effect.

               SECTION 8.8 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

                               Page 24 of 34 pages

               SECTION 8.9 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

               SECTION 8.10 Expenses. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

               SECTION 8.11 Brokers. Each of the parties hereto represents and warrants to the other that no broker, finder or financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other. Each of the parties hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any other broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

               SECTION 8.12 Publicity. No party shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, except as may be required by applicable law or regulation.

               SECTION 8.13 Confidentiality. Lilly acknowledges and agrees that any information or data it has acquired from the Company, which is clearly designated in writing as confidential and is not otherwise properly in the public domain, was received in confidence. Lilly agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company.

               SECTION 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    [Remainder of page intentionally left blank]

                              Page 25 of 34 pages

               IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement this 7th day of April, 1997.

                                        SERAGEN, INC.


                                        By:  s/Reed R. Prior
                                             Name:  Reed R. Prior
                                             Title:  Chairman and
                                                     Chief Executive Officer

                                        ELI LILLY AND COMPANY


                                        By:  s/August M. Watanabe, M.D.
                                             Name:  August M. Watanabe, M.D.
                                             Title:  Executive Vice President

                              Page 26 of 34 pages

                           LIST OF SCHEDULES AND EXHIBITS

          Schedule 3.2    Subsidiaries

          Schedule 3.3    Capitalization

          Schedule 3.5    Exception to Accuracy of Reports and Information

          Exhibit A       Schedule of Exceptions

          Exhibit B       Form of Legal Opinion of Mintz, Levin, Cohn,
                          Ferris, Glovsky and Popeo, P.C.

                             Page 27 of 34 pages

                                    Schedule 3.2

                                    Subsidiaries

          Seragen Technologies, Inc., a Delaware corporation

                             Page 28 of 34 pages

                                    Schedule 3.3

                         Capitalization as of March 31, 1997

                COMMON STOCK           AUTHORIZED     OUTSTANDING

          Common Stock ( excludes      70,000,000      18,048,881
          777 treasury shares)

          OPTIONS AND WARRANTS

          Employee and Director                         6,288,753
          Stock Options

          Common Stock Purchase                        12,159,094
          Warrants

          PREFERRED STOCK

          Preferred Stock              5,000,000           31,202

            Series A (May 1996)            4,000            2,402
            Series B (July 1996)          23,800           23,800
            Series C (September 1996)      5,000            5,000

                              Page 29 of 34 pages

                                  Schedule 3.5

                Exception to Accuracy of Reports and Information

          Accounting Treatment - Series B

          The Company converted $25.0 million of debt into Series B Preferred Stock in July 1996. The Company also issued to the debt holders common stock warrants which were valued at approximately $8.6 million. The Company is required to reflect the value of these warrants as a dividend and to increase the net loss per share by the amount of such dividend. In Seragen's Form 10-Q report for the quarter ended September 30, 1996, the Company did not include the value of the warrants in the determination of net loss per common share. Accordingly, the Company is restating its Form 10-Q for the September 30, 1996 quarter to restate its net loss per share to properly reflect the dividend reported upon issuance of the warrants.

          Lilly

          Under its agreement with Lilly, the Company received $5.0 million in August 1994 as an advance against Lilly's future purchases of bulk product from the Company. This payment was recorded as deferred revenue due to the refundability of the amount received. In May 1996, the Company amended its Sales and Distribution Agreement with Lilly. The amended agreement states that the Company has no obligation to refund the $5.0 million advance should no bulk purchases be made by Lilly. The Company is still required to provide Lilly with material and pay them a 75% royalty on the purchase of such material, up to $5.0 million. In the quarter ended June 30, 1996, Seragen recorded the entire $5.0 million as revenue upon the amendment of the original agreement. The Company has determined that it is necessary to provide a $1.2 million reserve for the expected cost of providing the bulk material after paying a 75% royalty of up to $5.0 million. The Company has determined that it is necessary to restate its quarter ended June 30, 1996 to provide this reserve in the period in which the $5.0 million of revenue was recorded.

                             Page 30 of 34 pages

                                   Exhibit A

                             Schedule of Exceptions

               With respect to Section 3.11, the Company has eight agreements which contain registration rights. Exhibit A-1 to the Stock Purchase Agreement (the "August 1994 Agreement") dated as of August 6, 1994 between Lilly and the Company is a copy of the principal terms of the registration rights set forth in the Agreement and Plan of Corporate Reorganization dated May 28, 1985. Exhibit A-2 to the August 1994 Agreement is a copy of the principal terms of the registration rights set forth in the Purchase Agreement with certain stockholders executed in connection with a private placement in July 1988. Exhibit A-3 to the August 1994 Agreement is a copy of the principal terms of the registration rights set forth in the Stock and Warrant Purchase Agreement executed in connection with a private placement in February, 1994. Exhibit A-4 to the August 1994 Agreement is a copy of the principal terms of the registration rights set forth in the Warrant to Purchase 10,757 shares of Common Stock issued to MMC/GATX Partnership No. I. The Company also has granted registration rights pursuant to the following agreements: (a) Subscription and Registration Agreement dated as of May 31, 1995 with respect to the shares of Common Stock underlying warrants issued to guarantors of the Company's bank loans, (b) Shareholders' Agreement dated as of November 22, 1995 with respect to shares of Common Stock underlying warrants issued to investors in Seragen Biopharmaceuticals Ltd., (c) Subscription and Registration Agreement dated as of July 1, 1996 with respect to shares of Common Stock underlying the Company's Series B Preferred Stock and related warrants, and
          (d) Subscription Agreement dated as of September 30, 1996 with respect to shares of a Common Stock underlying the Company's Series C Preferred Stock and related warrants.

                              Page 31 of 34 pages

                                   Exhibit B

          Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and
                                  Popeo, P.C.

          Eli Lilly and Company
          Lilly Corporate Center
          Indianapolis, IN 46285

          Ladies and Gentlemen:

               This opinion is furnished to you pursuant to Section
          5.3 of the Stock Purchase Agreement, dated April  , 1997
                                                          --
          (the "Agreement"), between Seragen, Inc., a Delaware corporation (the "Company"), and Eli Lilly and Company, an Indiana corporation ("Lilly"), relating to the issuance and sale by the Company of an aggregate of 1,000,000 shares of the Company's common stock, $.01 par value ("Common Stock"). Capitalized terms used herein and not otherwise defined have the same meanings as in the Agreement.

               We have acted as counsel for the Company in connection with the Agreement. In that connection, we have examined the following:

               (i) a certificate of legal existence (long form) and good standing relating to the Company issued by the Secretary of State of the State of Delaware, dated April__, 1997;

               (ii) a certificate of foreign qualification and good standing relating to the Company issued by the Secretary of State of the Commonwealth of Massachusetts, dated April __, 1997;

               (iii) a copy, certified by the Secretary of State of the State of Delaware, of the Restated Certificate of Incorporation of the Company, as in effect on the date hereof;

               (iv) the Restated By-Laws of the Company, as in effect on the date hereof;

               (v) such records of the corporate proceedings of the Company as we have deemed material; and

               (vi) such other certificates, records and documents as we deemed necessary for the purposes of this opinion.

               Based upon the foregoing, we are of the opinion that:

               (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in corporate good standing in all other jurisdictions where the ownership or leasing of properties or conduct of its business requires such qualification, except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the Company, and has all requisite corporate power and authority to own its properties and conduct its business as described in the SEC Reports;

               (b) The certificates evidencing the Shares to be delivered hereunder are in due and proper form under Delaware law, and when duly countersigned by the Company's transfer agent and registrar, and delivered to Lilly or upon its order against payment of the agreed consideration therefor in accordance with the provisions of the Agreement, the Shares represented thereby will be duly authorized and

                              Page 32 of 34 pages

          validly issued, fully paid and nonassessable, and to our knowledge will not have been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company;

                    (c) Except as disclosed in the Agreement, to our knowledge, there is no outstanding option, warrant or other right calling for the issuance of, and no commitment, plan or arrangement to issue, any shares of capital stock of the Company or any securities convertible into or exchangeable for capital stock of the Company;

                    (d) The Company has the requisite corporate power and authority to enter into the Agreement and to sell and deliver the Shares to be sold by it; the Agreement has been duly and validly authorized by all necessary corporate action by the Company, has been duly and validly executed and delivered by and on behalf of the Company, and is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors' rights generally; and, to our knowledge, no approval, authorization, order, consent, registration, filing, qualification, license or permit of or with any court, regulatory, administrative or other governmental body is required for the execution and delivery of the Agreement by the Company or the consummation of the transactions contemplated thereby except such as have been obtained;

                    (e)   The execution and performance of the
                    Agreement and the consummation of the transactions therein contemplated will not conflict with, result in the breach of, or constitute, either by itself or upon notice or the passage of time or both, a default under, any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company is known by us to be a party or by which the Company or any of its property is known by us to be bound or affected which is material to the Company, or violate any of the provisions of the charter or by-laws of the Company, or, to our knowledge, violate any statute, judgment, decree, order, rule or regulation, of any court or governmental body having jurisdiction over the Company or any of its property.

                    (f) Based in part upon the representations and warranties of Lilly as set forth in Article IV of the Agreement, the offer and sale of the Shares pursuant to the terms of the Agreement are exempt from the registration requirements of Section 5 of the Securities Act; and

                    (g) Based solely upon a review of regularly accepted unofficial compilations of state securities laws and regulations and without obtaining rulings of authorities administering such laws or opinions of other counsel, no state qualification is required by Indiana state securities laws on the part of the Company in connection with the offer and sale of the Shares pursuant to the terms of the Agreement.

                         Our opinions above are limited to the federal
                    law of the United States of America, the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and,

                               Page 33 of 34 pages

                    subject to the limitations described in paragraph
                    (g) above, the securities laws of the State of Indiana, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the registration of the Shares, or the qualification of the Shares for an exemption therefrom, under the securities or Blue Sky laws of any other state or any foreign jurisdiction. No opinion is given with respect to the accuracy or completeness of any disclosures of the Company to you in connection with the issuance of the Shares, or to compliance with the anti-fraud provisions of federal or state securities laws in connection with such issuance.

                         This opinion is intended solely for your
                    benefit in connection with the transactions contemplated by the Agreement and may not be relied upon by you for any other purpose; nor may it be communicated to, or reproduced, filed publicly or relied upon by, any other person or entity for any purpose without our express prior written consent.

                                        Very truly yours,


                                        Mintz, Levin, Cohn, Ferris,
                                        Glovsky and Popeo, P.C.

                                Page 34 of 34 pages